As filed with the Securities and Exchange Commission on January 13, 2005
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

iVILLAGE INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3845162
(State of or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Seventh Avenue, New York, NY 11018
(Address of Principal Executive Offices) (Zip Code)

iVILLAGE INC.
AMENDED 2001 NON-QUALIFIED STOCK OPTION PLAN
 (Full title of the Plan)

Douglas W. McCormick
Chief Executive Officer
iVillage Inc.
500 Seventh Avenue, 14th Floor
New York, NY 10018
(Name and address of agent for service)

(212) 600-6000
(Telephone number, including area code, of agent for service)

Copy to:
Richard Vernon Smith, Esq.
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, California 94105-2669
(415) 773-5830

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common Stock, $.01 per share	500,000 Shares	$1.72	$861,318.92	$101.38

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers such indeterminate number of additional shares of the Registrant’s Common Stock as may be issuable under the iVillage Inc. Amended 2001 Non-Qualified Stock Option Plan in connection with stock splits, stock dividends, or similar transactions.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The Proposed Maximum Aggregate Offering Price is based on the weighted average per share exercise price of $1.11 as to 439,701 outstanding but unexercised options to purchase the Registrant's Common Stock under the iVillage Inc. Amended 2001 Non-Qualified Stock Option Plan, and on the average of the high and low prices per share of Common Stock of iVillage Inc. on January 12, 2005, as reported on the Nasdaq National Market System.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual Information *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

iVillage Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and filed on March 30, 2004.

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s latest annual report.

(c)	Descriptions of the Registrant’s Common Stock contained in a registration statement on Form 8-A (File No. 000-25469) filed with the Commission under Section 12 of the Exchange Act on March 1, 1999, and on Form 8-A/A (Amendment No. 1) filed with the Commission under Section 12 of the Exchange Act on April 8, 2004, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Article XI of the Registrant’s Restated Certificate of Incorporation and Article VI of the Registrant’s By-Laws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides for such limitation of liability.

The Registrant has obtained directors’ and officers’ insurance providing indemnification for certain of the Registrant’s directors, officers and employees for certain liabilities.

The Registrant has entered into indemnification agreements with directors and executive officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number

4.1*	Restated Certificate of Incorporation of Registrant, as amended.
4.2**	Bylaws of the Registrant, as amended.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Orrick, Herrington & Sutcliffe LLP is contained in Exhibit 5.1.
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney is included on the Signatures page of this Registration Statement.

*	Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 8-A/A, filed with the Securities and Exchange Commission on April 12, 2004.
**	Incorporated by reference to Exhibit 3.2 to the Registrant’s Periodic Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 13, 2004.

Item 9.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, iVillage Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2004.

iVILLAGE INC. (Registrant)

By:	/s/ Douglas W. McCormick

Douglas W. McCormick Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas W. McCormick and Steven A. Elkes, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas W. McCormick (Douglas W. McCormick)	Chairman and Chief Executive Officer (Principal Executive Officer)	December 22, 2004

/s/ Steven A. Elkes (Steven A. Elkes)	Chief Financial Officer and Executive Vice President, Operations (Principal Financial Officer)	December 22, 2004

/s/ Richard J. Kolberg (Richard J. Kolberg)	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	December 22, 2004

/s/ Cathleen P. Black (Cathleen P. Black)	Director	December 22, 2004

/s/ Kenneth A. Bronfin (Kenneth A. Bronfin)	Director	December 22, 2004

/s/ Ajit M. Dalvi (Ajit M. Dalvi)	Director	December 22, 2004

(John T. Healy)	Director

/s/ Edward D. Horowitz (Edward D. Horowitz)	Director	December 22, 2004

/s/ Habib Kairouz (Habib Kairouz)	Director	December 22, 2004

(Lennert J. Leader)	Director

/s/ Edward T. Reilly (Edward T. Reilly)	Director	December 22, 2004

/s/ Alfred Sikes (Alfred Sikes)	Director	December 22, 2004

[Majority of the Board]

INDEX TO EXHIBITS

Exhibit Number	Name

4.1*	Restated Certificate of Incorporation of Registrant, as amended.
4.2**	Bylaws of the Registrant, as amended.
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.
23.1	Consent of Orrick, Herrington & Sutcliffe LLP is contained in Exhibit 5.1.
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney is included on Signatures page of this Registration Statement.

*	Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form 8-A/A, filed with the Securities and Exchange Commission on April 12, 2004.
**	Incorporated by reference to Exhibit 3.2 to the Registrant’s Periodic Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 13, 2004.